UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2023

AMERICA’S CAR-MART, INC.

(Exact name of registrant as specified in its charter)

Texas	0-14939	63-0851141
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756

(Address of principal executive offices, including zip code)

(479) 464-9944

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CRMT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On September 5, 2023, America’s Car-Mart, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) which disclosed, among other things, the promotion of Douglas W. Campbell as Chief Executive Officer (“CEO”) of the Company and his appointment to serve as a director of the Company, each effective October 1, 2023. The Original Report also disclosed that the Company’s then current CEO, Jeffrey A. Williams, would serve as CEO Emeritus and an advisor to senior management effective October 1, 2023, for the remainder of fiscal year 2024, and that Mr. Williams would continue to serve as a director of the Company. This Amendment No. 1 to Form 8-K (this “Amendment No. 1”), which amends the Original Report, is being filed solely to report the Company’s entry into an amended and restated employment agreement with Mr. Campbell in connection with his promotion to CEO and a retirement and transition agreement with Mr. Williams. Except for the additional disclosures provided in this Amendment No. 1, the information presented in the Original Report remains unchanged.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Douglas W. Campbell

On December 19, 2023, the Company’s principal operating subsidiary, America’s Car Mart, Inc., entered into an amended and restated employment agreement with the Company’s President and CEO, Douglas W. Campbell, effective as of October 1, 2023 (the “Agreement”). Under the terms of the Agreement, Mr. Campbell will receive an annual base salary of $800,000, or such higher annual salary approved by the Board of Directors. He will have the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by the Company’s operating subsidiary, the Company’s nonqualified deferred compensation plan and any other employee benefit plans and programs provided to similarly situated employees. The term of the Agreement is for two years from the effective date of the Agreement, which will automatically renew for successive one-year periods on October 1 of each year until notice of termination is given by either party.

Mr. Campbell will also be entitled under the Agreement to earn an annual cash bonus pursuant to any incentive bonus plan in effect from time to time or as otherwise determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Consistent with the short-term incentive plan adopted by the Committee for the Company’s named executive officers, the Committee has determined that Mr. Campbell will be eligible to earn a target bonus payment for fiscal year ending April 30, 2024 of 125% of his base salary.

As soon as reasonably practicable, and no later than December 31, 2023, Mr. Campbell will receive an award of restricted shares of common stock with a fair market value of $3.36 million, based on the closing pricing of the Company’s common stock as of the trading day immediately preceding October 1, 2023, and a stock option award representing shares of common stock with a target fair market value as of the grant date of $5.04 million. The restricted shares will vest in three equal annual installments on September 30th in each of the next three years, and the stock options will vest in their entirety on September 30, 2026, subject to certain performance conditions to be determined by the Committee. The Committee has determined that the vesting of the stock options will be based equally on the Company’s four-quarter average return on equity during the period from August 1, 2023 to July 31, 2026, and the 90-day average of the closing price of the Company’s common stock as reported on the Nasdaq Stock Market during the period from October 1, 2023 to September 30, 2026, with the number of options vesting to be within a range of 25% to 150% of the target award determined on a straight-line basis between the threshold and maximum amounts based on the Company’s actual performance achieved for each measure, subject to a threshold level of performance being achieved.

Under the terms of the Agreement, Mr. Campbell will not be eligible to receive any further long-term equity incentive awards until October 1, 2026. Thereafter, Mr. Campbell will be eligible for additional long-term incentive awards under the Company’s Amended and Restated Stock Option Plan and its Amended and Restated Stock Incentive Plan (and any successor plans) at the discretion of the Committee.

The Agreement contains an agreement not to compete and a covenant against the solicitation of employees, other service providers and customers for the term of his employment and a period of one year thereafter, provisions against the use and disclosure of trade secrets and other confidential information for the term of employment and an indefinite period thereafter, and certain other customary covenants and restrictions.

If the Company terminates Mr. Campbell without cause at any time or declines to renew the Agreement after the completion of the initial employment term or any annual term thereafter, or if Mr. Campbell terminates his employment for good reason (as defined in the Agreement), Mr. Campbell will be entitled to receive, within 30 days after termination, equal installment payments in accordance with the Company’s payroll policy, but at least monthly, in an aggregate amount equal to 24 months of his base salary then in effect. If Mr. Campbell’s employment is terminated due to disability, he will be entitled to receive, within 60 days after termination, [a lump sum payment] equal to 12 months of his base salary then in effect, plus the pro rata portion of any bonus earned, as determined by the Committee, through the date of termination based on the achievement of performance goals, less any amounts payable to Mr. Campbell under the Company’s disability insurance policy. If Mr. Campbell’s employment is terminated due to his death, his estate will be entitled to receive, within 60 days after his death or as soon thereafter as practicable, his base salary then in effect through the end of the calendar month in which his death occurs, plus the pro rata portion of any bonus earned, as determined by the Committee, through the date of his death based on the achievement of performance goals.

In addition, upon Mr. Campbell’s termination by the Company without cause (including non-renewal of Agreement by the Company), his resignation for good reason, or termination of his employment due to his death or disability, all of his unvested restricted stock and stock options granted on October 3, 2022, if any, will immediately vest in full, any unvested equity awards subject to performance-based vesting granted to Mr. Campbell on or after October 1, 2023, will vest in a pro rata amount based on his duration of employment to the extent the applicable performance conditions have been met on the date of termination, and any unvested equity awards subject to time-based vesting granted to Mr. Campbell on or after October 1, 2023, that are scheduled to vest less than 12 months after the date of termination will immediately vest in full. If Mr. Campbell’s employment is terminated on or before October 1, 2025, by the Company without cause (including non-renewal of Agreement by the Company) or by his resignation for good reason, all of the restricted shares granted to Mr. Campbell under the above-referenced grant to be made before December 31, 2023, will immediately vest in full.

If Mr. Campbell resigns (other than for good reason) or is terminated for cause (as defined in the Agreement), the Company would have no obligation to pay base salary or benefits beyond the last day worked, and any unvested shares of restricted stock or stock options would be forfeited.

The Agreement also contains change in control provisions similar to the change in control provisions contained in the Company’s agreements with the Company’s other named executive officers. These provisions entitle Mr. Campbell, upon the occurrence of certain events, to a cash payment and the immediate vesting of stock options and restricted stock. If Mr. Campbell terminates his employment with the Company for good reason (as defined in the Agreement) or the Company terminates his employment other than for cause, in each case within six months before or 24 months after a change in control (as defined in the Agreement), the Company must pay Mr. Campbell a lump sum cash payment equal to 12 months of his base salary in effect immediately prior to the double-trigger event date (as defined in the Agreement), plus the pro rata portion of any bonus earned, as determined by the Committee, through such date, and all unvested restricted stock and stock options previously granted to Mr. Campbell will vest in full without regard to the achievement of any applicable performance goals.

The foregoing description of the material terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Retirement Agreement with Jeffrey A. Williams

On December 21, 2023, the Company’s principal operating subsidiary entered into a Retirement and Transition Agreement, effective as of October 1, 2023 (the “Retirement Agreement”), with the Company’s former CEO, Jeffrey A. Williams. Under the terms of the Retirement Agreement, Mr. Williams is serving as CEO Emeritus of the Company for the remainder of the fiscal year ending April 30, 2024 (the “Retirement Date”). As previously announced, Mr. Williams will remain on the Company’s Board of Directors after the Retirement Date.

The principal terms of the Retirement Agreement provide that:

•	Mr. Williams will serve as a consultant and adviser to senior management for a one-year period following the Retirement Date for a monthly consulting fee of $20,000.

•	Mr. Williams’ existing stock options will continue to vest and remain exercisable to the extent vested in accordance with the applicable stock option agreements and the Company’s Amended and Restated Stock Option Plan, subject to his continuous service as a director or consultant of the Company.

•	Mr. Williams will receive any vested accrued benefits under the Company’s 401(k) and nonqualified deferred compensation plans in accordance with the terms of those plans, and he will continue to receive health insurance coverage under the Company’s employee and executive health insurance plans for two years following the Retirement Date as a former executive who remains a director of the Company, subject to his continued service as a director.

•	Mr. Williams will not be eligible to receive any compensation as a non-employee director during his one-year consulting period following the Retirement Date. Thereafter, Mr. Williams will be eligible to receive the annual cash retainer and such equity and other compensation payable to non-employee directors as is determined from time to time by the Board of Directors, subject to his continued service as a director.

Mr. Williams will receive the foregoing payments and benefits, other than the non-employee director fees, provided he executes and does not revoke a customary release of claims in favor of the Company. Mr. Williams also remains subject to the non-competition, non-solicitation, and non-disclosure covenants described in his employment agreement with the Company’s principal operating subsidiary dated as of May 1, 2020.

The foregoing summary of the terms and conditions of the Retirement Agreement is qualified in its entirety by reference to the full text of the Retirement Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Employment Agreement, dated December 19, 2023, between America’s Car Mart, Inc., an Arkansas corporation, and Douglas Campbell.

10.2	Retirement and Transition Agreement, dated December 21, 2023, between America’s Car Mart, Inc., an Arkansas corporation, and Jeffrey A. Williams.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America’s Car-Mart, Inc.

Date: December 26, 2023	/s/ Vickie D. Judy
Vickie D. Judy
Chief Financial Officer
(Principal Financial Officer)